Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-58598) and Form S-3 (Nos. 333-93885, 333-87415, 333-76771, 333-45200, 333-76056 and 333-64606) of RailAmerica, Inc. of our report dated March 12, 2004 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Miami, Florida
March 12, 2004